Exhibit (d)(2)
EXECUTION VERSION
CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”), effective as of August 10, 2026 (the “Effective Date”), is by and between Pacira BioSciences, Inc., a Delaware corporation (the “Company”), and Viatris Inc., a Delaware corporation (the “Recipient”).

RECITALS

A.
In connection with the Recipient’s consideration of a possible negotiated acquisition transaction involving the Company (the “Transaction”), the Recipient has requested certain information concerning the Company, its subsidiaries and their respective businesses which is non-public, confidential, or proprietary in nature.

B.
The Company wishes to protect and preserve the confidentiality of such information.

AGREEMENT

In consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Definitions. For purposes of this Agreement, the following terms have the following meanings. Other terms not specifically defined in this Section 1 shall have the meanings given to them elsewhere in this Agreement.

(a)
“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly Controlling, Controlled by, or under common Control with such Person, where “Control” and derivative terms mean (i) in the case of a corporate entity, direct or indirect ownership of more than 50% of the stock or shares having the right to vote (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) for the election of directors of such entity or (ii) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

(b)
“Evaluation Material” means all information, data, documents, agreements, files, and other materials, whether disclosed orally or in written, electronic, or other form or media, which is obtained from or disclosed by the Company or its Representatives on or after the date hereof, including, without limitation, all notes, analyses, compilations, reports, forecasts, studies, samples, and other documents prepared by or for the Recipient to the extent they contain or otherwise reflect or are derived or based in whole or in part on such information, data, documents, agreements, files, or other materials. The term “Evaluation Material” as used herein does not include information that: (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient or its Representatives in violation of this Agreement); (ii) was or becomes available to the Recipient or its Representatives from a source other than the Company or its Representatives, provided that such source, to the Recipient’s knowledge, is not and was not bound by a confidentiality agreement or other obligation with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal, or fiduciary obligation; (iii) has been independently developed by the Recipient or its Representatives without use of or reference to the Evaluation Material; or (iv) was already in the possession of the Recipient or its Representatives prior to being furnished to the Recipient or its Representatives by the Company or its Representatives, provided that such information, to the Recipient’s knowledge, is not and was not subject to a confidentiality agreement with, or other obligation of confidentiality to, the Company.

(c)
“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity, or other entity.

(d)
“Representatives” means, as to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, managing members, general partners, financing sources, agents, consultants and advisors (including attorneys, financial advisors, and accountants).

2.
Use of Evaluation Material and Confidentiality. The Recipient shall keep the Evaluation Material strictly confidential and shall protect the Evaluation Material using at least the same degree of care that it uses to protect its own confidential information of a similar nature and sensitivity. The Recipient shall not use the Evaluation Material for any purpose other than to evaluate, negotiate, and consummate the Transaction. For the avoidance of doubt, the Recipient shall not use the Evaluation Material for any competitive purpose unrelated to the Transaction. The Recipient shall not disclose or permit its Representatives to disclose any Evaluation Material except: (a) if required by any statute, law, ordinance, code, rule or regulation of a governmental authority or applicable securities exchange (“Law”), and then only in accordance with Section 4; or (b) the Recipient may disclose Evaluation Material to its Representatives who need to know such information to assist the Recipient in evaluating, negotiating, and consummating the Transaction; provided, that the Recipient shall cause each such Representative to be bound by obligations of confidentiality at least as restrictive as those hereof. The Recipient shall be responsible for any breach of this Agreement by any of its Representatives.

3.
Discussions to Remain Confidential. Subject to Section 4, the Recipient shall not, and shall not permit any of its Representatives to, without the prior written consent of the Company, disclose to any Person: (a) the fact that the Evaluation Material has been made available to the Recipient or its Representatives or that the Recipient or its Representatives have received or inspected any portion of the Evaluation Material; (b) the existence or contents of this Agreement; (c) the fact that investigations, discussions, or negotiations are taking or have taken place concerning the Transaction or any other transaction involving the Company in lieu of the Transaction, including the status thereof; or (d) any terms, conditions, or other matters relating to the Transaction or any other transaction involving the Company in lieu of the Transaction (collectively, “Transaction Information” and, together with the Evaluation Material, “Confidential Information”). The Recipient agrees to notify the Company in writing promptly upon its discovery of any unauthorized use or disclosure of any Confidential Information or any other breach of this Agreement by it or any of its Representatives, and will use commercially reasonable efforts to cooperate with and assist the Company in regaining possession of the applicable Confidential Information and preventing its further unauthorized use or disclosure.  Without the prior written consent of the Recipient, the Company shall not, and shall cause its Representatives not to, disclose to any Person (i) the identity of the Recipient by name as a party considering or involved in the Transaction or (ii) any of the terms, conditions or other facts with respect to the Transaction, including the status of any discussions between the Company and the Recipient related thereto, in each case other than as permitted by Section 4.

4.
Required Disclosure. If the Recipient or any of its Representatives is required by Law or in connection with any legal, judicial or administrative proceedings (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or other legal or regulatory process), on the advice of the Recipient’s counsel, to disclose any Confidential Information, the Recipient shall, and shall cause its Representatives to: (a) use commercially reasonable efforts to preserve the privileged nature and confidentiality of such Confidential Information, including requesting that such Confidential Information not be disclosed to non-parties or the public; (b) give the Company prompt prior written notice of such requirement (to the extent not prohibited by Law), including in such notice a description of the circumstances surrounding such request or requirement, the reason that such disclosure is required, the proposed disclosure, and the time and method by which such disclosure is expected to be made, in each case with sufficient specificity so that the Company may seek (at the Company’s sole cost and expense) an appropriate protective order or other remedy; and (c) otherwise use commercially reasonable efforts to cooperate with the Company to obtain such protective order or other remedy. Without limiting the generality of the foregoing, the Recipient will not, and will cause its Representatives not to, oppose any action by the Company to obtain such a protective order or other remedy. In the event that such protective order or other remedy is not obtained, the Recipient will, and will cause any other Persons to whom such requirement is directed to, furnish only that portion of the Confidential Information that, on the advice of the Recipient’s counsel, is legally required to be disclosed and, upon the Company’s request, use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information. Notwithstanding the foregoing, the Recipient and its Representatives shall not be required to provide notice to, or cooperate with, the Company to the extent any disclosure is made or required to be made in connection with a routine audit or examination by a regulatory or self-regulatory authority, bank examiner, or auditor, and such audit or examination is not specifically targeted at the Evaluation Material, the Transaction or the Company. For the avoidance of doubt, notwithstanding any disclosure of Confidential Information pursuant to this Section 4, the Recipient and its Representatives will continue to be bound by its and their obligations hereunder.  The provisions of this Section 4 shall apply mutatis mutandis with respect to the Company’s obligations set forth in the third sentence of Section 3.

5.
No Representations or Warranties; No Other Obligation. The Recipient understands and agrees that none of the Company, the board of directors of the Company or any of their respective Representatives: (a) have made or make any representation or warranty hereunder, express or implied, as to the accuracy or completeness of the Evaluation Material; or (b) shall have any liability hereunder to the Recipient or its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. The parties agree that unless and until a definitive agreement between the Company and the Recipient or their respective Affiliates has been executed and delivered with respect to the Transaction, neither party nor any of its respective Representatives will be under any legal obligation of any kind whatsoever with respect to the Transaction, including any obligation to: (i) consummate a Transaction; (ii) conduct or continue discussions or negotiations; or (iii) enter into or negotiate a definitive agreement. Each of the Company and the Recipient reserves the right, in its sole discretion, at any time and for any reason or no reason, to (A) reject any and all proposals made by the other party with regard to the Transaction, (B) terminate discussions and negotiations with the other party at any time, and (C) change in any way its processes or procedures for considering the Transaction. Notwithstanding the foregoing, the Company reserves the right, in its sole discretion, at any time and for any reason or no reason, to enter into any agreement with any other Person without notice to the Recipient or any of its Representatives.

6.
Return or Destruction of Evaluation Material. In the event the Recipient decides not to proceed with a Transaction, the Recipient shall promptly notify the Company of such decision. In that case, or at any time upon the Company’s written request in its sole discretion and for any reason, the Recipient shall (a) promptly, at the Recipient’s option, destroy or return to the Company, and cause its Representatives to destroy or return to the Company, all Evaluation Material (including all copies, extracts, or other reproductions) and (b) promptly upon completion of such destruction or return, certify in writing (email being sufficient) to the Company that all Evaluation Material (including any Evaluation Material held electronically) has been destroyed or returned; provided, that notwithstanding any other provision of this Section 6, the Recipient may retain Evaluation Material to the extent required by applicable Law or pursuant to document retention policies or automatic archival document retention systems and backup procedures not established in connection with the receipt of Evaluation Material; provided that such retained Evaluation Material may be so stored and accessed only to the extent required by such Law, document retention policies, document retention systems or backup procedures and not used for any other purpose; provided further that any such retained Evaluation Material shall not be accessible to operating, business, or deal team personnel and access shall be limited to information technology personnel solely for purposes of maintaining such systems. The Recipient agrees that it shall continue to be bound by its obligations of confidentiality and non-use hereunder with respect to any such retained Evaluation Material for so long as such Evaluation Material is retained, notwithstanding the earlier termination of this Agreement. For the avoidance of doubt, the Recipient shall, and shall cause its Representatives to continue to be bound by its and their obligations of confidentiality and other obligations hereunder notwithstanding the return or destruction of Evaluation Material prior to the termination of this Agreement.

7.
Ownership of Evaluation Material. Nothing herein, nor any disclosure contemplated hereby, will be deemed to transfer to the Recipient, any of its Representatives or any other Person any interest in, or confer in the Recipient, any of its Representatives or any other Person any right (including, without limitation, any intellectual property right) over or in respect of, any Evaluation Material whatsoever beyond those interests and rights expressly provided for in this Agreement.

8.
No Co-Bidders.

(a)
The Recipient represents and warrants that it (i) is not acting as a broker for or representative of any other Person in connection with the Transaction and (ii) is considering the Transaction only for its own account or the account of one or more of its Affiliates. Except with the prior written consent of the Company, the Recipient agrees that: (A) it will not act as a joint bidder or co-bidder with any other Person (other than an Affiliate of the Recipient) with respect to the Transaction or any other transaction involving the Company in lieu of the Transaction; and (B) neither the Recipient nor any of its Representatives (acting on behalf of the Recipient or its Affiliates) will enter into any discussions, negotiations, agreements, arrangements, or understandings (whether written or oral) regarding a joint bid or consortium proposal for the Transaction or any other transaction involving the Company in lieu of the Transaction with any Person other than the Company and its Representatives or an Affiliate of the Recipient.

(b)
The Recipient represents and warrants that neither it nor any of its Representatives is party to any agreement, arrangement, or understanding (whether written or oral) that would materially restrict the ability of any other Person to provide financing (debt, equity, or otherwise) to any other Person for the Transaction or any similar transaction involving the Company, and the Recipient agrees that neither it nor any of its Representatives will directly or indirectly enter into any agreement the primary purpose of which is to restrict the ability of any other Person to provide any such financing; provided, however, that nothing in this Section 8(b) shall preclude any financing source from establishing customary “tree” arrangements or “ethical screens” whereby separate dedicated teams are set up to provide services to the Recipient and each other potential bidder, respectively, involved in the Transaction, so long as such teams are appropriately separated by customary standards and procedures to restrict the flow of Confidential Information to Persons who are not on the applicable team.

9.
No Solicitation. Except with the express written consent of the Company, the Recipient agrees that for a period of 15 months from the Effective Date, the Recipient will not, and will cause its Representatives not to, directly or indirectly, solicit for employment or hire any current or former officer or employee of the Company or any of its Affiliates who has been contacted by or has become known to the Recipient, or about whom the Recipient has received information, through the evaluation, negotiation or consummation of the Transaction (it being understood that the listing of any employee on an employee list or census shall not, in itself, mean that he or she has been contacted by or has become known to the Recipient or that the Recipient has received information about such employee); provided that such restriction on solicitation shall not prevent the Recipient from conducting generalized searches for employees by means of advertisements, public notices, or internal or external websites or job search engines that are not directed at any such officers, directors or employees; provided, further, that nothing in this Section 9 shall prohibit the solicitation or hiring of any individual who has not been employed by the Company or any of its Affiliates for at least six (6) months prior to such solicitation or hiring or any individual who approaches the Recipient or its Affiliates on his or her own initiative, without any direct or indirect solicitation from the Recipient or its Affiliates.

10.
Standstill. The Recipient hereby represents and warrants that neither it nor any of it Affiliates beneficially owns any shares of the common stock of the Company. Unless approved or invited in advance in writing by the board of directors or an executive officer of the Company, the Recipient agrees that it will not, and it will cause its Representatives not to, for a period of 12 months from the Effective Date, directly or indirectly:

(a)
make any statement or proposal to the board of directors of the Company, any of the Company’s Representatives or any of the Company’s stockholders regarding, or make any public announcement, proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (i) any business combination, merger, tender offer, exchange offer, or similar transaction involving the Company or any of its subsidiaries; (ii) any restructuring, recapitalization, liquidation, or similar transaction involving the Company or any of its subsidiaries; (iii) any acquisition of any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries; (iv) any proposal to seek representation on the board of directors of the Company or otherwise seek to control or influence the management, board of directors, or policies of the Company; or (v) any proposal, arrangement, or other statement that would be inconsistent with the terms of this Agreement, including this Section 10(a);

(b)
instigate, encourage, or assist any third party (including forming a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Section 10(a);

(c)
acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the loans, debt securities, equity securities or assets of the Company or any of its subsidiaries;

(d)
enter into any lock-up, voting or other similar agreement, arrangement or understanding, whether written or oral, with any current or future stockholder of the Company or other person that has the right to vote or direct the voting of voting securities of the Company that would reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such person to (i) vote any voting securities of the Company beneficially owned by such person (or with respect to which such person otherwise has the right to vote or direct the voting of such voting securities) in favor of, or (ii) tender any such voting or equity securities of the Company into any offer made in connection with, any transaction involving the Company; or

(e)
make generally available to or known by the public, directly or indirectly, any request directed to the Company, its board of directors or any of its Representatives to amend or waive any provision of this Section 10 (including this sentence); provided, however, that the Recipient shall be permitted to make any such request if such request would not reasonably be expected to require the Company to disclose publicly such request.

Notwithstanding the foregoing provisions of this Section 10, the restrictions set forth in this Section 10 shall automatically terminate and be of no further force and effect, without any action on the part of any party hereto, upon the occurrence of any of the following: (i) the Company enters into a definitive agreement providing for (A) a merger, consolidation, business combination, or similar transaction pursuant to which any Person or group shall acquire 50% or more of the outstanding voting securities of the Company, (B) a sale of assets representing 50% or more of the consolidated assets, consolidated net income or consolidated revenues of the Company and its subsidiaries or (C) any other single transaction or series of related transactions (including any recapitalization, restructuring, sale, distribution or equity issuance) that results in the stockholders of the Company immediately before such transaction directly or indirectly owning, immediately following such transaction, less than 50% of the outstanding voting securities of the Company, or (ii) a third party commences a tender or exchange offer for 50% or more of the outstanding voting securities of the Company. Nothing in this Agreement shall limit the Recipient’s ability to, at any time, make any confidential proposal regarding the Transaction to the board of directors of the Company. Any consent or approval by the board of directors of the Company under this Section 10 must be provided in writing by a duly authorized officer of the Company following formal action by the board of directors. No consent or approval shall be implied or deemed to have been granted by reason of any failure of the Company to respond to any request or communication from the Recipient or its Representatives.  For the avoidance of doubt, upon the expiration or earlier termination of the restrictions set forth in this Section 10 (whether by lapse of time or pursuant to the automatic termination provisions of this paragraph), neither the Recipient nor any of its Representatives shall be restricted by any provision of this Agreement (including, without limitation, Section 3) from making, directly or indirectly, any unsolicited proposal to the Company or its board of directors with respect to any acquisition, business combination or similar transaction involving the Company, and the confidentiality and non-disclosure obligations set forth in this Agreement shall not be construed to restrict, limit or prohibit the making of any such proposal.

11.
Permitted Contacts. The Recipient agrees not to initiate, contact, or engage in discussions (except for those contacts or discussions made in the ordinary course of business unrelated to the Transaction) with any current employee (other than the individuals listed in this Section 11), supplier, licensor, contractor or agent of the Company or any of its Affiliates in connection with the Transaction without the prior written consent of the Company. The Recipient agrees that all requests for information, tours and meetings, all questions or discussions relating to the procedures in making a proposal and all communications regarding the Transaction will be directed only to: Anthony Molloy ([***]) or Kristen Williams ([***]) (the “Company Contacts”) or such other Person or Persons specifically designated in writing by the Company Contacts for such purposes, except that communications, questions or discussions relating to this Agreement or legal aspects of the Transaction may be directed to Jason Day or Jeff Beuche of Ashurst Perkins Coie or such other Person or Persons specifically designated in writing by Jason Day or Jeff Beuche for such purposes.

12.
Remedies. The parties agree that money damages would not be a sufficient remedy for any breach or potential breach of this Agreement by the Recipient or any of its Representatives (treating the Recipient’s Representatives as if they were signatories hereto) and that without prejudice to any other rights and in addition to all other remedies it may be entitled to, the Company shall be entitled to specific performance and injunctive or other equitable relief without the necessity of posting any bond or other security as a remedy for any such breach or potential breach.

13.
No Waiver of Privilege. To the extent that any Evaluation Material includes materials subject to attorney-client privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work product protections, attorney-client privileges, or similar protections and privileges as a result of disclosing any Evaluation Material (including Evaluation Material related to pending or threatened litigation) to the Recipient or any of its Representatives.

14.
Term. This Agreement shall continue for a period of three years after the Effective Date; provided, however, that the non-disclosure and non-use obligations set forth herein with respect to any Confidential Information that constitutes a trade secret under applicable Law will survive so long as such Confidential Information remains a trade secret.

15.
Securities Law Compliance. The Recipient hereby acknowledges that it understands that: (a) the Confidential Information may contain or constitute material non-public information concerning the Company and its Affiliates; and (b) trading in the Company’s securities while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the Recipient to liability under U.S. federal and state securities Laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder. The Recipient covenants that neither it nor any of its Affiliates or Representatives will, directly or indirectly, trade in the securities of the Company while in possession of material non-public information received as Evaluation Material.

16.
Governing Law; Jurisdiction and Venue. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement or the matters contemplated hereunder shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any suit, action, or proceeding related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement or the matters contemplated hereunder shall be instituted in the federal courts of the United States or the courts of the State of Delaware in each case located in the County of New Castle in the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice, or other document by mail to such party’s address set out herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

17.
Entire Agreement; Amendments. This Agreement sets forth the entire agreement concerning the subject matter hereof, and supersedes all prior negotiations, understandings, and agreements, written or oral, to the extent relating to the exchange of Evaluation Material contemplated hereby or any Transaction Information, including (but solely with respect to Confidential Information disclosed on or after the date hereof) that certain Confidentiality Agreement, dated as of August 27, 2025 (the “Prior Confidentiality Agreement”), between the Company and the Recipient; provided that the Prior Confidentiality Agreement shall remain in full force and effect in accordance with its terms with respect to Confidential Information (as defined in the Prior Confidentiality Agreement) disclosed thereunder prior to the date hereof. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database, or similar repository of Evaluation Material to which the Recipient or any of its Representatives is granted access in connection with the evaluation, negotiation, or consummation of the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon, or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the confidentiality obligations with respect to Confidential Information are exclusively governed by this Agreement and will not be modified by any such additional purported confidentiality requirements. No provision of this Agreement may be modified, amended, or changed except by a writing signed by the parties hereto.

18.
Severability. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other Persons, places, or circumstances shall remain in full force and effect.

19.
Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email or other electronic delivery (with oral or written confirmation of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or to such other address that may be designated by a party from time to time in accordance with this Section 19):
If to the Company:
Pacira BioSciences, Inc.
2000 Sierra Point Parkway, Suite 900
Brisbane, California 94005
Attention: Kristen Williams
Email: [***]
If to the Recipient:
Viatris Inc.
1000 Mylan Boulevard
Canonsburg, Pennsylvania 15317
Attention: Matthew J. Maletta, Chief Legal Officer
Email: [***]

20.
Assignment. The Recipient may not assign or delegate this Agreement or any of its rights or obligations hereunder without the prior written consent of the Company. Any purported assignment or delegation by the Recipient without such consent shall be void and unenforceable. The Company may assign any of its rights or delegate any of its obligations hereunder without the consent of the Recipient. Any purchaser of the Company, or of all or substantially all of the assets of the Company, shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

21.
Waivers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

22.
Headings. Headings included in this Agreement are for the convenience of the parties only and will be given no substantive or interpretive effect.

23.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

The parties have executed this Agreement to be effective as of the date first above written.

PACIRA BIOSCIENCES, INC.

By:	/s/ Anthony Molloy
Name:	Anthony Molloy
Title:	Chief Legal and Compliance Officer

VIATRIS INC.

By:	/s/ Hemanth Varghese
Name:	Hemanth Varghese
Title:	Chief Strategy Officer

[Signature Page to Confidentiality Agreement]